EXHIBIT 12.1


                         RADIO ONE, INC. AND SUBSIDIARY


                      RATIO OF EARNINGS TO FIXED CHARGES
           FOR THE YEARS ENDED DECEMBER 27, 1992, DECEMBER 26, 1993
                 DECEMBER 25, 1994, DECEMBER 31, 1995 AND 1996
                          AND FOR THE SIX MONTHS ENDED
                        JUNE 30, 1996 AND JUNE 29, 1997


                                                                             DECEMBER
                                         --------------------------------------------------------------------------------
                                            1992           1993           1994             1995               1996
                                         ------------   ------------   ------------   ----------------   ----------------
                                                                      (DOLLARS IN THOUSANDS)

Earnings
 Net income (loss)  ..................     $  127,000     $   14,000     $1,223,000    $ (1,856,000)      $ (3,609,000)
Add:
 Provision for income taxes  .........              -         92,000         30,000               -                  -
 Extraordinary item    ...............              -        138,000              -         468,000                  -
 Fixed charges:(1)
 Interest expense, including amor-
   tization of discounts                    1,890,000      1,983,000      2,665,000       5,289,000          7,252,000
 Rent expense ........................         91,000        103,000        118,000         191,000            260,000
                                          -----------    -----------    -----------    ------------       ------------
    Total fixed charges   ............      1,981,000      2,086,000      2,783,000       5,480,000          7,512,000
    Total earnings  ..................     $2,108,000     $2,330,000     $4,036,000    $  4,092,000       $  3,903,000
                                          ===========    ===========    ===========    ============       ============
Fixed charges(1)    ..................     $1,981,000     $2,086,000     $2,783,000    $  5,480,000       $  7,512,000
                                          ===========    ===========    ===========    ============       ============
Ratio of earnings to fixed charges   .           1.06           1.12           1.45            0.75               0.52
                                          ===========    ===========    ===========    ============       ============




                                                                                JUNE
                                                                 -----------------------------------
                                                                      1996               1997
                                                                 ----------------   ----------------
                                                                             (UNAUDITED)
Earnings
 Net income (loss)  ..........................................    $ (2,363,000)      $ (4,875,000)
Add:
 Provision for income taxes  .................................               -                  -
 Extraordinary item    .......................................               -          1,985,000
 Fixed charges:(1)
 Interest expense, including amortization of discounts  ......       3,614,000          4,195,000
 Rent expense ................................................         104,000            138,000
                                                                  ------------       ------------
    Total fixed charges   ....................................       3,718,000          4,333,000
    Total earnings  ..........................................    $  1,355,000       $  1,443,000
                                                                  ============       ============
Fixed charges(1)    ..........................................    $  3,718,000       $  4,333,000
                                                                  ============       ============
Ratio of earnings to fixed charges    ........................            0.40               0.33
                                                                  ============       ============


----------

(1) Fixed charges represented interest expense, including amortization of discounts and the component of rent expense believed by management to be representative of the interest factor (one-third of rent expense).